Exhibit 23

                        INDEPENDENT AUDITORS' CONSENT



The Board of Directors Seafield Capital Corporation

We consent to incorporation by reference in the Registration Statements (Nos.33-20298 and 33-28150) on Form S-8 of Seafield Capital Corporation of our report dated February 17, 1995 relating to the consolidated balance sheets of Seafield Capital Corporation and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of operations, stockholders' equity and cash flows and related schedules for each of the years in the three-year period ended December 31, 1994, which report appears in the December 31, 1994 annual report on Form 10-K of Seafield Capital Corporation.





                                               KPMG Peat Marwick LLP

Kansas City, Missouri
March 17, 1995